UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
 FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 20, 2024
VSE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-03676	54-0649263
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

3361 Enterprise Way
Miramar,	Florida	33025
(Address of Principal Executive Offices)		(Zip Code)

(950) 430-6600
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $.05 per share	VSEC	The NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 20, 2024, VSE Corporation (“VSE” or the “Company”) announced the appointment of Adam Cohn as its Chief Financial Officer, effective as of September 3, 2024. With Mr. Cohn’s appointment, Tarang Sharma will cease serving as Interim Chief Financial Officer effective as of September 3, 2024, and will continue in his role as Chief Accounting Officer.

Mr. Cohn, age 38, previously served as Chief Financial Officer at Valence Surface Technologies, a surface finishing company specializing in the commercial aerospace, defense, space and satellite industries (2022 to 2024). Prior to that, Mr. Cohn held various finance leadership roles at Triumph Group, a global aerospace company offering design, production and services for aircraft systems and components. Most recently, he held the position of Corporate Treasurer and Vice President of Mergers and Acquisitions (“M&A”) (2020 to 2022). Prior thereto, he held a variety of other roles of increasing responsibility in Finance, M&A and Strategy (2013 to 2020). During his earlier career, he worked at Chesapeake Partners, a private investment firm, and at Lazard Freres in its aerospace and defense M&A group. He has a bachelor’s degree in finance and economics from University of Maryland and an MBA in finance from The Wharton School of the University of Pennsylvania.

The Company and Mr. Cohn entered into an employment agreement, dated as of August 16, 2024 (the “Employment Agreement”), pursuant to which Mr. Cohn will be employed as Chief Financial Officer, effective September 3, 2024. The initial term of the Employment Agreement will expire on September 3, 2027, unless otherwise terminated, and will automatically renew for successive one-year terms unless VSE otherwise provides Mr. Cohn 60 days written notice.

Under the Employment Agreement, Mr. Cohn is entitled to: (1) annual base salary of no less than $550,000; (2) participation in the Company’s annual cash incentive program with a target annual cash incentive opportunity of no less than 75% of his annual base salary (pro-rated for 2024); (3) cash sign-on bonus equal to $200,000, subject to repayment if Mr. Cohn’s employment terminates under certain circumstances; (4) a special grant of time-based restricted stock units (“TRSUs”) valued at approximately $2,000,000 (the “Initial Equity Grant”), which award will generally vest as to 25% of the award on each of the first two anniversaries of the grant date and as to the remainder on the third anniversary of the grant date; (5) participation in the Company’s long-term incentive program, including the following awards for 2024: (a) a grant of TRSUs valued at approximately $330,000, generally vesting annually over three years; and (b) a grant of performance-based restricted stock units (“PRSUs”) valued at approximately $467,500, generally vesting over three years based on performance objectives established by VSE; and (6) participation in the Company’s Deferred Supplemental Compensation Plan (the “DSC Plan”), including a pro-rated allocation under the DSC Plan of up to 15% of his base salary for 2024.

In the event of a termination of Mr. Cohn’s employment by the Company without “cause” or by Mr. Cohn for “good reason” (in each case, a “Qualifying Termination”), which does not occur within six months before or two years after a “change in control,” the Company will provide the following benefits to Mr. Cohn: (1) lump sum cash amount equal to 1.5 times the sum of Mr. Cohn’s annual base salary and target annual cash incentive opportunity; (2) lump sum cash amount equal to the value of any accrued but unvested benefits of Mr. Cohn under the DSC Plan; and (3) automatic vesting in full of the Initial Equity Grant. If a Qualifying Termination occurs within six months before or two years after a change in control, the Company will provide the following benefits to Mr. Cohn: (1) lump sum cash amount equal to 2 times the sum of Mr. Cohn’s annual base salary and target annual cash incentive opportunity; (2) lump sum cash amount equal to the value of any accrued but unvested benefits of Mr. Cohn under the DSC Plan; and (3) automatic vesting of all TRSUs and PRSUs (or similar rights) held by Mr. Cohn, with performance-based awards vesting at the target level. If Mr. Cohn’s employment is terminated due to his death or “disability,” the Company will provide the following benefits to Mr. Cohn: (1) lump sum cash amount equal to Mr. Cohn’s annual base salary; and (2) automatic vesting in full of the Initial Equity Grant. The severance benefits described in this paragraph are generally contingent on Mr. Cohn executing a release of claims against the Company. The Employment Agreement also contains obligations of Mr. Cohn regarding non-disclosure, non-competition, non-solicitation and non-disparagement.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of such agreement, a copy of which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

A copy of the press release announcing the appointment of Mr. Cohn is filed with this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit
Number
10.1	Executive Employment Agreement dated as of August 15, 2024, by and between VSE Corporation and Adam Cohn.

99.1	Press release dated August 20, 2024, entitled "VSE Corporation Announces Appointment of New Chief Financial Officer and New Chief Growth Officer."

104	Cover Page Interactive Data File

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VSE CORPORATION
(Registrant)

Date:	August 20, 2024	By:	/s/ Farinaz S. Tehrani
Farinaz S. Tehrani
Chief Legal Officer and Corporate Secretary